SECOND AMENDMENT TO
                                    AGREEMENT


     THIS SECOND AMENDMENT TO AGREEMENT (this "Amendment") is entered into as of March 21, 2000, to amend the Agreement dated December 8, 1999, as previously amended January 4, 2000, by and between Sensar Corporation, a Nevada corporation ("Sensar"), and Net2Wireless Corporation (formerly "Net2Wireless, Inc."), a Delaware corporation ("Net2Wireless"), based on the following:

                                    PREMISES

     A. Sensar and Net2Wireless are parties to the Agreement (the "Acquisition Agreement") dated December 8, 1999, as amended January 4, 2000, pursuant to which Sensar has agreed to provide funding to Net2Wireless and holds the right to acquire Net2Wireless.

     B. Subsequent to the execution of the Acquisition Agreement, certain opportunities have been available to Net2Wireless. The parties have agreed to amend the Acquisition Agreement to permit Net2Wireless to take advantage of such opportunities and wish to set forth such amendments in writing.

     C. This Amendment is entered into in conformance with Section 10.2 of the Acquisition Agreement which requires that any modification of the Acquisition Agreement be set forth in writing and signed by all parties.

                                    AGREEMENT

     NOW, THEREFORE, based on the foregoing premises and in consideration of the agreements, representations, warranties, and covenants contained herein, and the benefits to the parties to be derived therefrom, the parties agree as follows:

     1. Defined Meanings. Capitalized terms used in this Amendment and not defined shall have the meanings given to them in the Acquisition Agreement.

     2. Agreement With Partner Communications Company, Ltd. Under the provisions of Section 2.01(d) of the Acquisition Agreement, Net2Wireless was required to enter into an agreement with Partner Communications Company, Ltd., in form and substance acceptable to Sensar. Net2Wireless has met this obligation by the execution of the Agreement dated March 13, 2000 (the "Partner Agreement"). The parties agree that the maximum number of 3,020,576 shares subject to the option granted to Partner for an aggregate exercise price of US $5,555,556, as such amounts may subsequently be adjusted under the anti-dilution provisions set forth in the Partner Agreement, is acceptable and that the obligations under such option shall be assumed by Sensar in the reorganization under the provisions of Section 2.05 of the Acquisition Agreement.

     3. Affirmative and Negative Covenants of Net2Wireless. Under the provisions of section 3.01 of the Acquisition Agreement, Net2Wireless is required, inter alia, to operate its business in all material respects in the usual and ordinary course and to not issue shares of its stock other than as specifically contemplated by the Acquisition Agreement. The parties agree that the following transaction shall not be a violation of any of Net2Wireless' obligations under section 3.01 of the Acquisition Agreement:

     The issuance by Net2Wireless of shares of Series A Preferred Stock at a minimum of $27.93 per share, for an aggregate of up to $50 million in gross proceeds to Net2Wireless (the "Series A Placement"). The holders of the Series A Preferred Stock would have the rights and obligations set forth on the Summary of Principal Terms attached hereto as Exhibit "A." Net2Wireless represents and warrants that the offer and sale in the placement of these securities is and will be in full compliance with: (a) an available exemption from the registration requirements of the Securities Act of 1933, as amended; (b) all other governing provisions of United States federal securities laws; (c) applicable state securities laws; and (d) the applicable provisions of the laws of any other jurisdiction in which offers and sales are made for those transactions occurring outside of the United States.

     4. Terms of the Reorganization. The parties have also agreed to a stock distribution to all shareholders and option holders of Net2Wireless of
 .074074 shares for each share previously outstanding. In order to accommodate this distribution, Section 2.05 of the Acquisition Agreement, as previously amended by the terms of the First Amendment dated January 4, 2000, is hereby amended to increase the aggregate shares of Sensar common stock to be issued to the holders of Net Stock and rights to acquire Net Stock (other than as set forth below) from 16,000,000 to 17,185,185. In addition, Sensar shall assume the obligations under the option held by Partner Communications Company, Ltd., and options issued by Net2Wireless to employees, officers, directors, and consultants, which shall be increased from a maximum of 11,000,000 shares to a maximum of 11,814,815 shares. Finally, Sensar shall issue shares of Sensar common stock in addition to those set forth above, equal to the number of shares sold in the Series A Placement, as such shares may subsequently be adjusted under the governing terms of that placement.

     5. Issued and Outstanding Stock of Sensar. Section 3.02 of the Acquisition Agreement is hereby amended to require Sensar to have, after the mandatory conversion of options held by officers, directors, and consultants as provided in Section 3.02(d) of the Acquisition Agreement, no more than 9,000,000 shares of common stock and/or rights to acquire common stock outstanding at the time of closing. For each share of Sensar common stock, or right to acquire a share, outstanding in excess of 9,000,000, Sensar shall increase the number of shares of Sensar common stock to be issued to the Net2Wireless stockholders in the reorganization by two shares.

     6. Ratification of Acquisition Agreement. Net2Wireless agrees that it will fully and timely comply with all of the other terms and conditions of the Acquisition Agreement and will cooperate in good faith with Sensar in the completion of all transactions contemplated by the Acquisition Agreement. Except as specifically provided in this Amendment, the parties specifically ratify, confirm, and adopt as binding and enforceable, all of the terms and conditions of the Acquisition Agreement.

     EXECUTED effective the date first above written.

     SENSAR CORPORATION


     By   /s/  Howard S. Landa
       Howard S. Landa, Chairman of the Board
       and CEO


     NET2WIRELESS  CORPORATION


     By   /s/  Nechemia Davidson
       Nechemia  Davidson
       CEO